SUB-ADVISORY AGREEMENT
BETWEEN
LIBERTY STREET ADVISORS, INC.
AND CHILTON CAPITAL MANAGEMENT LLC

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of December 31, 2013, is entered into by and between Liberty Street Advisors, Inc., a New York corporation with its principal office and place of business at 125 Maiden Lane, 6th Floor, New York, NY 10038 (the “Advisor”) and Chilton Capital Management LLC, a Texas limited liability company with its principal office and place of business at 1177 West Loop South, Suite 1310, Houston, TX  77027 (the “Sub-advisor”).

WHEREAS, Advisor has entered into an Investment Advisory Agreement dated December 31, 2013 (the “Advisory Agreement”) with Investment Managers Series Trust, a Delaware statutory trust, with its principal office and place of business at 803 W. Michigan Street, Milwaukee, WI 53233 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Advisor acts as investment advisor for the series of the Trust listed on Appendix A hereto (the “Fund”);

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisors subject to the requirements of the 1940 Act;

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, the Advisor desires to retain the Sub-advisor to furnish investment advisory services for the Fund and the Sub-advisor is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Advisor and the Sub-advisor hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)        The Advisor hereby appoints and employs the Sub-advisor, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets of all or a portion of the Fund allocated by the Advisor to the Sub-advisor from time to time (such assets, the “Portfolio”) and, without limiting the generality of the foregoing, to provide other services as specified herein.  The Sub-advisor accepts this employment and agrees to render its services for the compensation set forth herein.

(b)        In connection therewith, the Advisor has delivered to the Sub-advisor copies of (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Charter Documents”), (ii) the Trust’s current Prospectus and Statement of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”),  and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act (each a “Plan”) and each current shareholder service plan or similar document adopted by the Trust with respect to the Fund (each a “Service Plan”); and (iv) all procedures adopted by the Trust with respect to the Fund, and shall promptly furnish the Sub-advisor with all amendments of or supplements to the foregoing.  The Advisor shall deliver to the Sub-advisor: (x) a copy of the resolution of the Board appointing the Sub-advisor as a sub-advisor to the Fund and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Sub-advisor shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)        The Sub-advisor has delivered to the Advisor and the Trust (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which proxy voting policy and procedures will be included in the Trust’s registration statement.  The Sub-advisor shall promptly furnish the Advisor and Trust with all amendments of and supplements to the foregoing at least annually.

SECTION 2.  DUTIES OF THE ADVISOR

In order for the Sub-advisor to perform the services required by this Agreement, the Advisor (i) shall cause all service providers to the Trust to furnish information to the Sub-advisor and assist the Sub-advisor as may be required, (ii) shall ensure that the Sub-advisor has reasonable access to all records and documents relevant to the Portfolio maintained by the Trust, the Advisor or any service provider to the Trust, and (iii) shall deliver to the Sub-advisor copies of all material relevant to the Sub-advisor or the Portfolio that the Advisor provides to the Board in accordance with the Advisory Agreement.

SECTION 3.  DUTIES OF THE SUB-ADVISOR

(a)        The Sub-advisor will make decisions with respect to all purchases and sales of securities and other investment assets in the Portfolio, and will vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-Advisor’s written proxy voting policies and procedures, in each case to the extent such authority is delegated by the Advisor.  To carry out such decisions, the Sub-advisor is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Portfolio.  In all purchases, sales and other transactions in securities and other investments for the Portfolio, the Sub-advisor is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, such as proxy voting with respect to the securities of the Portfolio.

Consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended, the Sub-advisor may allocate brokerage on behalf of the Fund to broker-dealers who provide brokerage or research services to the Sub-advisor.  The Sub-advisor may aggregate sales and purchase orders of the assets of the Portfolio with similar orders being made simultaneously for other accounts advised by the Sub-advisor or its affiliates.  Whenever the Sub-advisor simultaneously places orders to purchase or sell the same asset on behalf of the Portfolio and one or more other accounts advised by the Sub-advisor, the Sub-advisor will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b)        The Sub-advisor will report to the Board at each meeting thereof as requested by the Advisor or the Board all material changes in the Portfolio since the prior report, and will also keep the Board and the Advisor informed of important developments affecting the Trust, the Fund and the Sub-advisor, and on its own initiative, will furnish the Board from time to time with such information as the Sub-advisor may believe appropriate for this purpose, whether concerning the individual companies the securities of which are included in the Portfolio’s holdings, the industries in which such companies engage, the economic, social or political conditions prevailing in each country in which the Portfolio maintains investments, or otherwise.  The Sub-advisor will also furnish the Board and the Advisor with such statistical and analytical information with respect to investments of the Portfolio as the Sub-advisor may believe appropriate or as the Board reasonably may request.  In making purchases and sales of securities and other investment assets for the Portfolio, the Sub-advisor will bear in mind the policies and procedures set from time to time by the Board as well as the limitations imposed by the Charter Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund.

(c)        The Sub-advisor will from time to time employ or associate with such persons as the Sub-advisor believes to be particularly fitted to assist in the execution of the Sub-advisor's duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-advisor.  No obligation may be incurred on the Trust’s or Advisor’s behalf in any such respect.

(d)        The Sub-advisor will report to the Board and the Advisor all material matters related to the Sub-advisor.  On an annual basis, the Sub-advisor shall report on its compliance with its Code and its compliance policies and procedures to the Advisor and to the Board and upon the written request of the Advisor or the Trust, the Sub-advisor shall permit the Advisor and the Trust, or their respective representatives to examine the reports required to be made to the Sub-advisor under the Code and its compliance policies and procedures.  The Sub-advisor will notify the Advisor and the Trust in writing of any change of control of the Sub-advisor at least 90 days prior to any such changes and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-advisor, as promptly as possible, and in any event prior to such change.

(e)        The Sub-advisor will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act.  The Sub-advisor shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-advisor pursuant to this Agreement required to be prepared and maintained by the Sub-advisor or the Trust pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Trust which are in possession of the Sub-advisor shall be the property of the Trust.  The Advisor and the Trust, or their respective representatives, shall have access to such books and records at all times during the Sub-advisor's normal business hours.  Upon the reasonable request of the Advisor or the Trust, copies of any such books and records shall be provided promptly by the Sub-advisor to the Advisor and the Trust, or their respective representatives.

(f)         The Sub-advisor will cooperate with the Fund’s independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(g)        The Sub-advisor will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Portfolio’s assets under the Sub-advisor’s control as the custodian and fund accountant may reasonably require.  In accordance with procedures adopted by the Board, the Sub-advisor is responsible for assisting in the fair valuation of all Portfolio assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Sub-advisor for each asset for which the Fund’s fund accountant does not obtain prices in the ordinary course of business.

(h)        The Sub-advisor shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Advisor and of the Trust’s Board of Trustees.

(i)         For the purpose of complying with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Sub-advisor will not, with respect to transactions in securities or other assets for the Portfolio, consult with any other sub-advisor to the Fund or any other series of the Trust.

SECTION 4.  COMPENSATION; EXPENSES

(a)        In consideration of the foregoing, the Advisor shall pay the Sub-advisor, with respect to the Fund, a fee as specified in Appendix B hereto.  Such fees shall be accrued by the Advisor daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Advisor shall pay to the Sub-advisor such compensation as shall be payable prior to the effective date of termination.

(b)        During the term of this Agreement, the Sub-advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Portfolio.  The Sub-advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believe to be particularly fitted to assist it in the execution of its duties under the Agreement.  Except as set forth in Appendix B, the Sub-advisor shall not be responsible for the Trust’s, or the Fund’s expenses, including any extraordinary and non-recurring expenses.

(c)        No fee shall be payable hereunder with respect to the Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end, management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Advisor and of the Trust’s Board of Trustees.

SECTION 5.  STANDARD OF CARE

(a)        The Advisor shall expect of the Sub-advisor, and the Sub-advisor will give the Advisor and the Trust the benefit of, the Sub-advisor's best judgment and efforts in rendering its services hereunder.  The Sub-advisor shall not be liable to the Advisor or the Trust hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-advisor against any liability to the Advisor or the Trust to which the Sub-advisor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Sub-advisor's duties hereunder, or by reason of the Sub-advisor's reckless disregard of its obligations and duties hereunder.

(b)        The Sub-advisor shall not be liable to the Advisor or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-advisor by a duly authorized officer of the Advisor or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c)        The Sub-advisor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-advisor’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)        The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Sub-advisor under this Agreement and as to the rights and privileges to which the Advisor is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)        This Agreement shall become effective with respect to the Fund as of the date hereof; provided, however, that the Agreement has been approved by (i) the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(b)        This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c)        This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, or (ii) by a vote of a majority of the outstanding voting securities of the Fund, in each case on 60 days’ written notice to the Sub-advisor. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

(d)        This Agreement may be terminated, without the payment of any penalty, by the Advisor or the Sub-advisor, as the case may be, upon 60 days' written notice to the Fund and the Advisor or Sub-advisor, as applicable, upon the occurrence of any of the following events:

A.  By the Advisor in the event that:

(i)	the Sub-advisor shall go into liquidation or if a receiver of any of its assets is appointed;

(ii)	the Sub-advisor shall commit any material breach of the terms or conditions of this Agreement, which is not cured within 10 days of written notice of the nature of the breach;

(iii)	material damage is occurring to the reputation or goodwill of the Advisor by reason of its continued performance hereunder;

(iv)
the Sub-advisor or the Trust is subject to an action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign which would, in the reasonable belief of the Advisor, materially impair the ability of the Advisor or the Sub-advisor to act as investment adviser or investment subadviser to the Fund or the ability of the Advisor or the Sub-advisor to perform under this Agreement;

(v)	the occurrence of any event that would disqualify the Sub-advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; or

(v)	the Sub-advisor is unable to perform under this Agreement in accordance with its fiduciary duties under the 1940 Act and/or the Investment Advisers Act of 1940, as amended (the “Advisors Act”).

B.  By the Sub-Advisor in the event that:

(i)	the Advisor shall go into liquidation or if a receiver of any of its assets is appointed;

(ii)	the Advisor shall commit any material breach of the terms or conditions of this Agreement, which is not cured within 10 days of written notice of the nature of the breach;

(iii)	material damage is occurring to the reputation or goodwill of the Subadvisor by reason of its continued performance hereunder;

(iv)
the Advisor or the Trust is subject to an action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign which would, in the reasonable belief of the Sub-advisor materially impair the ability of the Advisor or the Sub-advisor to act as investment adviser or investment subadviser to the Fund or the ability of the Advisor or the Sub-advisor to perform under this Agreement;

(v)	the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; or

(v)	the Advisor is unable to perform under this Agreement in accordance with its fiduciary duties under the 1940 Act and/or the Advisers Act.

SECTION 7.  ACTIVITIES OF THE SUB-ADVISOR

(a)        For so long as all of the criteria set forth in Section 7(b) below (collectively the "Asset Raising Benchmarks,") are met, the Sub-advisor agrees to continue to sub-advise the Fund until the termination or expiration of this Agreement pursuant to Section 6(c) or 6(d) of this Agreement (the "Termination Rights").

At any time that the Asset Raising Benchmarks are not met, the Sub-advisor agrees to continue to serve as investment sub-advisor to the Fund subject to the Termination Rights unless for a consecutive period of 30 days the Fund's total assets fall below $50 million.  In such case, the Sub-advisor may resign as investment sub-advisor to the Fund upon written notice to the Advisor and the Trust, but agrees to continue to subadvise the Fund until the earlier of the termination of this Agreement by the Trust or the Advisor or a suitable replacement sub-advisor is hired and commences management of the Fund.

(b)        The Fund shall be deemed to have met its Asset Raising Benchmarks if for the then current Time Period specified the Fund has achieved the Benchmark Status applicable to such Time Period, as follows:

Time Period	Benchmark Status to be Achieved
By the end of the first 24 months after the Fund commences operations	The Fund has total assets of at least $100 million.
By the end of the first 36 months after the Fund commences operations	The Fund has total assets of at least $150 million.
By the end of the first 48 months after the Fund commences operations	The Fund has total assets of at least $200 million.
By the end of the first 60 months after the Fund commences operations	The Fund has total assets of at least $250 million.
By the end of the first 72 months after the Fund commences operations	The Fund has total assets of at least $300 million.
After the first 72 months of the Fund's operations	The Fund has total assets of at least $300 million, and such assets shall not drop below $300 million for periods of more than 90 consecutive days.

(c)        Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-advisor's right, or the right of any of the Sub-advisor's directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8.  REPRESENTATIONS OF SUB-ADVISOR.

The Sub-advisor represents and warrants to the Advisor that:

(a)        It is registered as an investment advisor under the Investment Advisors Act of 1940, as amended (the “Advisors Act”) and will continue to be so registered for so long as this Agreement remains in effect;

(b)        It is not prohibited by the 1940 Act or the Advisors Act from performing the services contemplated by this Agreement;

(c)        It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d)        It will promptly notify the Advisor and the Trust of the occurrence of any event that would disqualify the Sub-advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Sub-advisor agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Sub-advisor's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10.  USE OF NAME

The Advisor has agreed to include the name or identifying word “Chilton” in the name of the Fund.  The Sub-advisor hereby grants the Fund a limited, non-exclusive, revocable license to use the name or identifying word “Chilton” in the name of the Fund.  The Sub-advisor hereby grants the Advisor, or a successor thereto or affiliate thereof, a limited, non-exclusive, revocable license to use the name or identifying word “Chilton” in its promotion of the Fund.  Such license is conditioned upon the employment of the Sub-advisor, or a successor thereto or affiliate thereof, as the investment sub-advisor to the Fund, and may not be revoked by the Sub-advisor for so long as the Sub-advisor or a successor thereto or affiliate thereof, serves as investment sub-advisor to the Fund. The names or identifying word “Chilton” are the property of the Sub-advisor and may be used from time to time in other connections and for other purposes by the Sub-advisor and any of its affiliates.  The Sub-advisor may require the Fund and the Advisor to cease using “Chilton” in the name of the Fund if the Sub-advisor, any successor thereto or any affiliate thereof, ceases to be employed, for any reason, as investment sub-advisor of the Fund.  In the event of termination of the license herein, the Fund and the Advisor shall cause the Fund to promptly cease any and all use of the “Chilton” name and any name, mark, or domain name confusingly similar thereto with respect to the Fund.  This paragraph shall survive the termination of this Agreement.

SECTION 11.  MISCELLANEOUS

(a)        No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b)        Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)        This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)        This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)        This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)         If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Advisor and Sub-advisor and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)        Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)        Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)         No affiliated person, employee, agent, director, officer or manager of the Sub-advisor shall be liable at law or in equity for the Sub-advisor’s obligations under this Agreement.

(j)         The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k)        Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LIBERTY STREET ADVISORS, INC.

__________________________
Name:
Title:

CHILTON CAPITAL MANAGEMENT LLC

__________________________
Name:
Title:

Appendix A

Series of the Trust:

Chilton Realty Income & Growth Fund

Appendix B

Sub-Advisory Fees:

50% of the investment advisory fee paid to the Advisor from the Fund